Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MFIC Corporation on Form S-8 of our report dated March 12, 2007, pertaining to the consolidated financial statements and schedules of MFIC Corporation which appears in the Annual Report on Form 10-K of MFIC Corporation for the year end December 31, 2006.

/s/ UHY LLP

Boston, Massachusetts
June 6, 2007